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                                                                   EXHIBIT 21.1


               SUBSIDIARIES OF SPECIALTY EQUIPMENT COMPANIES, INC.

                                                  Jurisdiction of Incorporation
              Subsidiary                          or Organization
              ----------                          -----------------------------
Bloomfield Industries Canada Limited             Ontario, Canada
Coolpart B.V.                                    The Netherlands
FM Manufacturing, Inc.                           Delaware
Gamko Holding B.V.                               The Netherlands
Specialty Equipment International B.V.           The Netherlands
Specialty Equipment Foreign Sales Corporation    Delaware
Specialty Equipment Manufacturing Corporation    Delaware
Taylor-Chicago Corporation                       Illinois
Taylor Freezer (Cyprus) Limited                  Cyprus
Taylor Freezer International S.r.l.              Rome, Italy